(h)(6)
AMENDMENT TO THE
BLUE SKY COMPLIANCE SERVICING AGREEMENT
     THIS AMENDMENT, dated as of the 29th day of September, 2010, to the Blue Sky Compliance Servicing Agreement dated as of November 17, 2006, as amended June 30, 2009 (the “Agreement”) is entered into by and between Quaker Investment Trust, a Massachusetts trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).
WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;
NOW THEREFORE, pursuant to section 6 of the Agreement, the parties hereby amend the fund names of the Agreement as follows:
Exhibit A (“Exhibit A”) is hereby superseded and replaced with Exhibit A attached hereto.
The Agreement, as amended, shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Justin Brundage	By:	/s/ Michael R. McVoy
Name: Title:	Justin Brundage Secretary	Name: Title:	Michael R. McVoy Executive Vice President

(h)(6)
Exhibit A to the Blue Sky Compliance Servicing Agreement
Quaker Investment Trust
Separate Series of Quaker Investment Trust

Name of Series	Date Added
Quaker Strategic Growth Fund	November, 2006
Quaker Capital Opportunities Fund	November, 2006
Quaker Global Tactical Allocation Fund	February, 2009
Quaker Small-Cap Growth Tactical Allocation Fund	February, 2009
Quaker Mid-Cap Value Fund	November, 2006
Quaker Small-Cap Value Fund	November, 2006
Quaker Long-Short Tactical Allocation Fund	February, 2009
Quaker Large-Cap Value Tactical Allocation Fund	February, 2009
Quaker Event Arbitrage Fund	February, 2010
Quaker Akros Absolute Strategies Fund	October, 2010

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